LVL

                    Philips Mobile Computing Group CyberStore
                          PRELIMINARY LETTER OF Intent




                  This Preliminary Letter of Intent between LVL Communications, Inc. ("LVL") and Philips Mobile Computing Group ("PMCG") summarizes their MUTUAL interest in forming a joint venture and/or creating a licensing agreement to develop and operate a retail website under the PMCG name dedicated to selling PMCG and compatible products to consumers over the Internet. This Letter of Intent is strictly preliminary and is intended primarily to establish a basis for future definitive discussions. This Preliminary Letter of Intent is non-binding on either party.

          BUSINESS PURPOSE: To develop and operate an Internet website ("CyberStore") dedicated to exclusively selling PMCG and compatible products to retail customers for profit.

          ENTERPRISE STRUCTURE: A U.S. corporation or limited liability company (the "CyberStore Enterprise") funded through equity and debt supplied by LVL or its investors. LVL will be the operating partner responsible for CyberStore development, operation and expansion with sole responsibility for financing Website development and operating losses (initial budgeted capital: $2 million). PMCG will make available the full PMCG branded product line to the CyberStore Enterprise and will be responsible for product inventory and order fulfillment. After repayment of initial start-up costs, PMCG will receive payments based upon Enterprise revenue or profits on terms to be negotiated.

          CONTRIBUTION/ROLE BY PARTY:
          LVL: Development capital ($1 million budgeted) Operating expenses ($1 million budgeted) Facilities and personnel
                           Marketing and management services
                           Web-oriented advertising and promotion
                           Sales order entry and customer service
                           Customer billing and collection
                           Account and financial reporting

          PMCG:            Pull PMCG-branded product line
                           Product inventory
                           Order fulfillment
                           Customer technical support
                           Warranty and repair services
                           Non-Web advertising and promotion

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ENTERPRISE TERMS:

          EXCLUSIVITY: Although other retail websites may sell PMCG products as part of a broader product offering, PMCG agrees to naming the CyberStore Enterprise as the exclusive website for the full line of PMCG-branded products under the PMCG name.

          PRICING: The CyberStore Enterprise shall be permitted to PRICE PMCG products at the best retail price offered to consumers by other PMCG dealers ("street price") or the best retail price for PMCG products offered by another website, whichever is lower.

          PURCHASING: The CyberStore Enterprise shall be able to purchase any PMCG branded product at the best price available to any PMCG customer with similar terms and conditions.

          SERVICES: The CyberStore Enterprise shall be responsible for marketing, merchandising, customer contact, billing and collection, and other sales activities. PMCG shall be responsible for order fulfillment, technical support ,warranty and repair, and similar functions. To the extent that PMCG IS unable to perform necessary functions, the CyberStore Enterprise shall provide FOR THE performance of these functions and deduct their cost from Enterprise payments to PMCG.

          ADVERTISING: PMCG agrees to prominently feature the CyberStore Enterprise name and web address in PMCG-brand advertising. THE CYBERSTORE ENTERPRISE will create and place at its own expense Web-oriented advertising compatible with PMCG advertising programs. Both parties agree to cooperate on joint advertising programs and promotions.

          REPURCHASE: After three years, PMCC may purchase LVL's ownership in the CyberStore Enterprise on the anniversary of the date of the full Agreement for cash at a price determined by third-party appraisal. Upon acquisition of LVL's ownership interest, PMCG will have sole responsibility for operation of the Enterprise.

          SCHEDULE: Upon negotiation and execution of a definitive agreement, LVL will provide initial funding to the Enterprise and begin development of the CyberStore website with the intention of commencing retail sales within 6 months.


AUTHORIZATION TO PROCEED WITH A FEASIBILITY STUDY: By signing this Letter OF Intent, PMCG authorizes LVL Communications to begin a Feasibility Study AT LVL'S EXPENSE to analyze PMCG's current infrastructure and business processes AS A BASIS FOR FORMING a CyberStore Enterprise dedicated to PMCG products. The intent of this study is to create a business case for managing and maintaining PMCG's online commerce in an outsource model. This study does not obligate PMCG to move forward on the formation of a CyberStore Enterprise, but is intended to provide a framework for future discussions.

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PARTNERSHIP WITH ORACLE
Oracle has entered into a tentative agreement with LVL to provide services and products required to implement the technical back-end development of these CyberStores. Oracle has agreed to partner with LVL in developing the initial Feasibility Study required as the first part of building an on-line retail presence.

This Preliminary Letter of Intent is only an expression of mutual intent in negotiating a Definitive Agreement regarding the formation of the CyberStore Enterprise along the lines described above. Neither party is obligated to move forward in this proposed relationship; all terms and conditions are subject to modification AND may change substantially in the Definitive Agreement (if any).



LVL Communications:                             Philips Mobile Computing Group

/S/ Calbert Lai   4/28/98                       /S/ Robert Brown     4/28/98
Calbert Lai                                     Robert Brown
Chairman & CEO                                  Director of Marketing


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